EXHIBIT 5

                           Opinion of Stikeman Elliot


April 28, 2000

Biovail Corporation
2488 Dunwin Drive
Mississauga, Ontario
L5L 1J9

Dear Sirs:

     We have acted as Canadian counsel for Biovail Corporation (the "Corporation") in connection with the proposed registration of 150,000 common shares issuable as a result of the Corporation's acquisition of Fuisz Technologies Ltd. (renamed Biovail Technologies Ltd.) in connection with options and warrants exercisable under certain option plans of Fuisz Technologies Ltd. and in order to provide the consideration necessary to meet certain outstanding obligations that remain as a result of the acquisition of Fuisz Technologies Ltd. Such 150,000 common shares are hereinafter referred to as the "Common Shares".

     We have considered such questions of law and examined such statutes, regulations, opinions and originals or copies, certified or otherwise identified to our satisfaction of such documents, corporate records, certificates and other material and we have made such investigations as we have considered necessary or appropriate for the purposes of the following opinions.

     This opinion is provided solely for your use as aforesaid and may not be quoted or otherwise referred to in any other documents or used or relied upon by you for any other purposes or quoted to or used or relied on by any other person either in connection with this or any other matter or transaction.

     In rendering the following opinion, we are not purporting to opine as to any laws other than the laws of Ontario and the federal laws of Canada applicable therein in effect on the date hereof.

     Based solely upon and subject to the foregoing, we are of the opinion that:

     1. The Corporation has been amalgamated and is validly subsisting under the laws of the Province of Ontario.

     2. All necessary proceedings have been taken by the Corporation to authorize the issuance of the Common Shares and the Common Shares, when issued upon the due exercise of options granted under the applicable option plan and the payment of the exercise price in accordance with the terms of such option plan, will be validly issued, fully paid and non-assessable common shares of the Corporation. No personal liability for the debts or obligations of the Corporation will attach to the holders of the Common Shares solely by reason of the ownership thereof.

     We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement.

Yours very truly,

/s/ Stikeman Elliot



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                                                                    EXHIBIT 23.1

                           Consent of Stikeman Elliot
                            (contained in Exhibit 5)